Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-188409 on Form S-8 of our report dated February 20, 2014, relating to the financial statements and financial statement schedules of Columbia Property Trust, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Columbia Property Trust, Inc. for the year ended December 31, 2013.

 /S/ Deloitte & Touche LLP
Atlanta, Georgia
February 20, 2014